Exhibit 99.2

CONFIDENTIAL

What’s the rationale for combining with AbbVie?

•	By combining with AbbVie, we will be bring together two complementary companies to accelerate the achievement of long-term strategic objectives.

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The proposed combination would expand global commercial and R&D scale to further enhance the value of Allergan’s portfolio of fast-growing products and continue development of Allergan’s most innovative R&D projects.

•	With more than $48 billion in 2018 combined sales, the new company is expected to create opportunity and value for customers, patients, colleagues and shareholders.

In the announcement, it was mentioned that there will be about $2 billion dollars in synergies realized. Do we know where that $2 billion will come from?

•	AbbVie anticipates that there will be $2 billion in synergies and cost reductions three years after closing while leaving investments in key growth franchises untouched.

•	~50% of the synergies will come from the combined company R&D budget

•	~40% of the synergies will come from the combined company Selling General and Administrative expenses

•	~10% of the synergies will come from the manufacturing, supply chain and procurement savings across the combined company

•	We are confident that the vast majority of colleagues will have positions in the new company.

Why can’t Allergan just remain an independent company? How does this deal benefit our business?

•	As we have previously communicated, our Board has been considering various options to create value for our shareholders.

•	AbbVie approached us with this compelling offer which would strengthen our company and create near-term and long-term value for stakeholders, including customers, patients and shareholders.

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Our future as part of AbbVie looks very strong with greater scale in our therapeutic areas, expanded geographic reach, increased capacity to invest in the pipeline and business as well as increased biologic scale and capabilities.

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The offer represents a 45% premium to Allergan’s 10-day volume weighted average share price as of June 24, 2019 and would deliver significant and immediate value to our shareholders. It also brings the opportunity to participate in the significant long-term upside potential of a stronger, industry-leading biopharmaceutical company that will be created through this combination.

Did we look at other options like splitting the company?

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The Board of Directors has considered a variety of options to create shareholder value, as we have talked about in the past, including splitting the company. When AbbVie approached us with this compelling offer, our Board viewed this as an optimal way to strengthen our company and create near-term and long-term value for shareholders.

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Splitting the company would be a lengthier and potentially more complex process. A split also does not create shareholder value as quickly and would not help increase our scale or capacity to invest in the business.

How does our business align with AbbVie’s?

•	AbbVie is a fast-growing company with 2018 annual sales of $32.8 billion (+16%). Their three top selling products are Humira, Imbruvica and Mavyret.[1]

•	Allergan’s product portfolio would be enhanced by AbbVie’s commercial strength, expertise and international infrastructure.

•	AbbVie would have strong positions across immunology, hematologic oncology, medical aesthetics, neuroscience, women’s health, eye care and virology.

What will the name of the combined company be?

•	Under the terms of the proposed transaction, the businesses of AbbVie and Allergan will be combined and after closing, the combined company will be called “AbbVie Inc.”

•	We expect parts of the business, such as Medical Aesthetics, will operate under the Allergan name. Eye Care and Botox Therapeutics may also operate under the Allergan name.

Where will the combined company’s global headquarters be located?

•	Upon the closing of the transaction, it is expected that the combined company would maintain AbbVie’s legal domicile in the U.S. and be headquartered in North Chicago, IL.

•	As we have just announced the acquisition and have not started the pre-integration planning process, no other decisions about facilities have been made at this time.

When do you expect the deal to be completed?

•	Completion of the transaction is expected in early 2020, subject to the receipt of required regulatory approvals and the approval of Allergan shareholders.

What do you expect of employees between now and the expected closing?

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We know this news can be distracting and add uncertainty into your busy workloads. We only enter into transactions when we are confident that we will be creating value – for our colleagues, our patients and our shareholders.

•	The most important thing each of us can do is to maintain focus on our customers and on doing our jobs well.

•	While there is uncertainty now, don’t assume the worst and try to be patient with the process, which will become clearer in time.

•	In time, we believe that employees of both companies will look at the news of this combination as an opportunity to expand our capabilities and products and accelerate our growth.

How will we know what is happening over the next few months?

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The management teams for both companies are committed to communicating with you in a timely and consistent manner about the progress of the transaction, integration planning activities, and what it means to employees.

•	We will provide updates as information becomes available. We will leverage myAGN to update the FAQs, as well as Dot, Yammer, Digiboards and email moving forward.

Will our customers be notified of this proposed combination?

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We are communicating news of this agreement to customers, partners and suppliers today and in the weeks ahead to ensure they understand the rationale for the agreement and to answer any questions that they have about the proposed transaction.

•	We will continue to operate as two separate companies until close.

What is the proposed business structure of the new organization?

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AbbVie plans to operate its four largest businesses as verticals/global business units – Immunology, Hematologic Oncology, Medical Aesthetics & Neurosciences. The other therapeutic areas will be operated separately.

•	The specifics of those decisions will be communicated prior to the closing in early 2020.

Where is AbbVie headquartered internationally?

•	AbbVie’s main headquarters are in North Chicago, Illinois. You can learn more about their offices in the Corporate Overview slide deck that was distributed.

•	We will share more about the location of their business operations when we have it.

Where are AbbVie’s manufacturing plants located?

Their 14 manufacturing sites are in the following locations:

•	North Chicago, IL, USA

•	Lake County, IL, USA

•	Worcester, MA, USA

•	Wyandotte, MI, USA

•	Barceloneta, PR (2)

•	Jayuya, PR

•	Cork, Ireland

•	Ballytivnan, Ireland

•	Sligo, Ireland

•	Ludwigshafen, Germany

•	Campoverde, Italy

•	Singapore, Singapore (2)

Where are AbbVie’s R&D facilities located?

Their 8 research centers are in the following locations:

•	Lake County, IL, USA

•	Redwood City, CA, USA

•	Pharmacyclics, Sunnyvale, CA, USA

•	San Francisco, CA, USA

•	Worcester, MA, USA

•	Cambridge MA, USA

•	Ludwigshafen, Germany

•	Tokyo, Japan

Does this transaction trigger a change in control of Allergan?

•	Yes. This transaction will constitute a change in control for purposes of any company compensation or severance plans.

How will organizational decisions be made? Who will be involved in deciding the new organizational structure of the combined company?

•	Management teams from both companies will be developing integration plans and intend to identify the best resources from within both organizations to serve on integration planning task forces.

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We will work together during the regulatory review period in advance of the anticipated closing to plan as much as possible for the first day operating as a combined company following the anticipated closing of the transaction.

•	During the pre-closing period, we must continue to operate as two separate companies.

SOURCES & BASES

1. AbbVie website “AbbVie Corporate Presentation”; AbbVie Full-Year and 2018 Financial Results reported net revenues (pages 1,8)

NO OFFER OR SOLICITATION

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the acquisition or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In particular, this communication is not an offer of securities for sale into the United States. No offer of securities shall be made in the United

States absent registration under the U.S. Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements. Any securities issued in the acquisition are anticipated to be issued in reliance upon available exemptions from such registration requirements pursuant to Section 3(a)(10) of the U.S. Securities Act of 1933, as amended. The acquisition will be made solely by means of the Scheme Document (or, if applicable, the Takeover Offer document), which will contain the full terms and conditions of the acquisition, including details with respect to the Allergan shareholder vote in respect of the acquisition. Any decision in respect of, or other response to, the acquisition, should be made only on the basis of the information contained in the Scheme Document.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed acquisition, Allergan will file with the U.S. Securities and Exchange Commission (the “SEC”) a Proxy Statement, which will include the Scheme Document. BEFORE MAKING ANY VOTING DECISION, ALLERGAN’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, INCLUDING THE SCHEME DOCUMENT, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED ACQUISITION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION AND THE PARTIES TO THE PROPOSED ACQUISITION. Allergan’s shareholders and investors will be able to obtain, without charge, a copy of the Proxy Statement, including the Scheme Document, and other relevant documents filed with the SEC (when available) from the SEC’s website at http://www.sec.gov. Allergan shareholders and investors will also be able to obtain, without charge, a copy of the Proxy Statement, including the Scheme Document, and other relevant documents (when available) by directing a written request to Allergan plc, Clonshaugh Business and Technology Park, Coolock, Dublin, D17 E400, Ireland, Attention: Investor Relations or from Allergan’s website, www.allergan.com.

PARTICIPANTS IN THE SOLICITATION

Allergan and certain of its directors and executive officers and employees may be considered participants in the solicitation of proxies from the shareholders of Allergan in respect of the transactions contemplated by the Scheme Document. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Allergan in connection with the proposed transactions, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the Scheme Document when it is filed with the SEC. Information regarding Allergan’s directors and executive officers is contained in Allergan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its Proxy Statement on Schedule 14A, dated March 22, 2019, which are filed with the SEC, and certain of Allergan’s Current Reports on Form 8-K, filed with the SEC on February 19, 2019, March 22, 2019 and May 1, 2019.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements with respect to a possible acquisition involving AbbVie and Allergan and/or the combined group’s estimated or anticipated future business, performance and results of operations and financial condition, including estimates, forecasts, targets and plans for AbbVie and, following the acquisition, if completed, the combined group. The words “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the possibility that a possible acquisition will not be pursued, failure to obtain necessary regulatory approvals or required financing or to satisfy any of the other conditions to the possible acquisition, adverse effects on the market price of AbbVie’s shares of common stock or Allergan’s ordinary shares and on AbbVie’s or Allergan’s operating results because of a failure to complete the possible acquisition, failure to realize the expected benefits of the possible acquisition, failure to promptly and effectively integrate Allergan’s businesses, negative effects relating to the announcement of the possible acquisition or any further announcements relating to the possible acquisition or the consummation of the possible acquisition on the market price of AbbVie’s shares of common stock or Allergan’s ordinary shares, significant transaction costs and/or unknown or inestimable liabilities, potential litigation associated with the possible acquisition, general economic and business conditions that affect the combined companies following the consummation of the possible acquisition, changes in global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax laws, regulations, rates and policies, future business acquisitions or disposals and competitive developments. These forward-looking statements are based on numerous assumptions and assessments made in light of AbbVie’s or, as the case may be, Allergan’s experience and perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors it believes appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this communication could cause Allergan’s plans with respect to AbbVie, Allergan’s or AbbVie’s actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this communication are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this communication. Additional information about economic, competitive, governmental, technological and other factors that may affect Allergan is set forth in Item 1A, “Risk Factors,” in Allergan’s 2018 Annual Report on Form 10-K, which has been filed with the SEC, the contents of which are not incorporated by reference into, nor do they form part of, this communication. Allergan undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law. Any forward-looking statements in this communication are based upon information available to Allergan and/or its board of directors, as the case may be, as of the date of this communication and, while believed to be true when made, may ultimately prove to be incorrect. Subject to any obligations under applicable law, neither Allergan nor any member of its board of directors undertakes any obligation to update any forward-looking statement whether as a result of new information, future developments or otherwise, or to conform any forward-looking statement to actual results, future events, or to changes in expectations. All subsequent written and oral forward-looking statements attributable to Allergan or its board of directors or any person acting on behalf of any of them are expressly qualified in their entirety by this paragraph.

STATEMENT REQUIRED BY THE IRISH TAKEOVER RULES

The Allergan directors accept responsibility for the information contained in this communication relating to Allergan and the Allergan directors and members of their immediate families, related trusts and persons connected with them, except for the recommendation and related opinions of the independent Allergan directors. The independent Allergan directors accept responsibility for the recommendation and the related opinions of the independent Allergan directors contained in this communication. To the best of the knowledge and belief of the Allergan directors and the independent Allergan directors (who have taken all reasonable care to ensure such is the case), the information contained in this communication for which they respectively accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

NO PROFIT FORECAST / ASSET VALUATIONS

No statement in this document is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for AbbVie or Allergan as appropriate. No statement in this document constitutes an asset valuation.

GENERAL

Appendix I to the Rule 2.5 announcement issued jointly by AbbVie and Allergan on June 25, 2019 (the “Rule 2.5 Announcement”) contains further details of the sources of information and bases of calculations set out in this document.